FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS OCTOBER AND THIRD QUARTER 2009 SALES

Provides Preliminary Estimated Range for Third Quarter 2009 Earnings Per Share

Secaucus, New Jersey – November 5, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced net sales of $149.8 million for the four-week period ended October 31, 2009, a 3% increase compared to net sales of $144.9 million for the four-week period ended November 1, 2008.  Comparable retail sales, which include online sales, declined 2% in October 2009 following a 10% increase for the same period last year. During October 2009, comparable store sales declined 5% in the U.S. and declined 3% in Canada, while online sales increased 36%.

For the third quarter ended October 31, 2009, net sales increased 3% to $463.2 million. Comparable retail sales, which include online sales, declined 2% in the third quarter of fiscal 2009 following a 4% increase for the same period last year. During the third quarter of fiscal 2009, comparable store sales declined 4% in the U.S. and declined 5% in Canada, while online sales increased 44%.

The Company opened eight stores during October 2009 and 13 stores during the third quarter of fiscal 2009. Fiscal year-to-date, the Company has opened 34 stores and closed one.

	October		3rd Quarter		Fiscal Year-to-Date
Total Sales: - In Millions - Change vs. Year Ago	2009	2008	2009	2008	2009	2008
	$149.8 +3%	$144.9 +9%	$463.2 +3%	$450.6 +5%	$1,180.8 -1%	$1,188.9 +10%
Comparable Store Sales: - Change vs. Year Ago	-2%	+10%	-2%	+4%	-3%	+6%

Outlook
The Company is estimating that earnings per share from continuing operations for the third quarter of fiscal 2009 will be in the range of $1.35-$1.39.

Conference Call Information
In conjunction with today’s October sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, November 12, 2009. To access the recording, please visit the Investor Relations section of the Company’s website at www.childrensplace.com.

The Company will discuss details on the quarter when it reports third quarter earnings results on Thursday, November 19, 2009. The Company will host a conference call that day at 10:00 a.m. Eastern Time which will be broadcast live and can be accessed through the Investor Relations section of the Company’s website. An audio archive will be available approximately one hour after the conclusion of the call.

-more-

PLCE – October and Third Quarter 2009 Sales

About The Children’s Place Retail Stores, Inc.
The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children's merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children's Place” brand name. As of October 31, 2009, the Company owned and operated 950 The Children’s Place stores and an online store at www.childrensplace.com.

Forward-Looking Statements
This press release may contain certain forward-looking statements regarding future circumstances, including estimates regarding earnings per share from continuing operations for the third quarter of fiscal 2009. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Jane Singer, Vice President, Investor Relations, (201) 453-6955

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